EXHIBIT D

                            NATURAL GAS SYSTEMS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

         Introduction.

         Natural Gas Systems, Inc. (the "Company") will conduct its business honestly and ethically wherever we operate. We will constantly attempt to improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company's best interest. The Company will not compromise its principles for short-term advantage. The honest and ethical performance of the Company is the sum of the ethics of the men and women who work here. Therefore, we are all expected to adhere to high standards of personal integrity.

         This Code of Business Conduct and Ethics (this "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly. This Code should also be provided to and followed by the Company's other agents and representatives, including consultants.

         In accordance with applicable law, this Code will be filed with the Securities and Exchange Commission (the "SEC"), posted on the Company's website and/or otherwise made available for examination by our stockholders.

         1.       Compliance with Applicable Laws, Rules and Regulations.

         Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the United States and of the cities, states and countries in which we operate. In particular, all directors, officers and employees must comply with federal securities laws, rules and regulations that govern the Company.

         2.       Avoidance of Conflicts of Interest.

         The Company's directors, officers and employees must not permit their personal interests to conflict with the interests of the Company. A "conflict of interest" exists when an officer, director or employee of the Company directly or indirectly participates in, or owns any interest in any business that (i) Directly Competes with the Company or any of its subsidiaries ,or (ii) provides material amounts of services or products to the Company, provided, however, that this definition shall not prohibit officers directors or employees' ownership of not more than five (5) percent of the voting stock of any publicly held corporation. For purposes of this Code of Ethics, "Directly Compete" means to engage in the same activities of the Company, or otherwise inhibit the activities of the Company, in an oil or gas field in which the Company owns an interest or in which the Company is actively seeking to own an interest. For clarification, officers, directors and employees can engage in activities in the same line of business as the Company and its subsidiaries, including working in the same state, provided that such activities do not Directly Compete with the Company.

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         A "conflict of interest" also exists when a person's private interests interfere with the Company's interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of the obligations of, directors, officers and employees and their family members may create conflicts of interest. Conflicts of interest are prohibited under this Code except in limited cases under guidelines or exceptions specifically approved in advance by the Board of Directors.

         Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with our Chief Financial Officer, Mr. Sterling McDonald. Mr. McDonald's telephone number and address are set forth in Section 15 below. Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of Mr. McDonald.

         3.       Bribes, Kickbacks and Gifts.

         No bribes, kickbacks or other similar remuneration or consideration may be given to any person or organization in order to attract or influence business activity. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code strictly prohibits making illegal payments to government officials of any country.

         The Company's directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. No entertainment should ever be offered, given or accepted by any director, officer or employee (or any family member of any such person) in connection with our business activities unless it:
(a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations. Please discuss with your supervisor or our Chief Financial Officer any entertainment that you are not certain is appropriate.

         4.       Confidential Information.

         Our directors, officers and employees will often come into contact with, or have possession of, confidential information about the Company or our operating or non-operating interest owners, suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all material nonpublic information that might be of use to competitors or harmful to the Company if disclosed. It also includes material nonpublic information that our operating or non-operating interest owners, suppliers, customers or affiliates have entrusted to us.

         Confidential information, whether it belongs to the Company or any of our operating or non-operating interest owners, suppliers, customers or affiliates, may include, among other things, oil & gas prospect information (including maps, technical data, interpretations, sensitive acreage positions and proprietary oil and gas information of every kind), strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes or manufacturing costs, processes and methods. Confidential information about our Company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within the Company whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations. Confidential information may not be used on behalf of third parties to the detriment of the Company.

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         5.       Insider Trading.

         Trading in the Company's securities is covered by the Company's Insider Trading Policy previously distributed to all employees, which Policy is hereby incorporated in its entirety in this Code. If you would like to receive another copy of the Insider Trading Policy or have any questions regarding such Policy, please contract our Chief Financial Officer.

         6.       Public Disclosure of Information Required by the
                  Securities Laws.

         The Company is a public company that is required to file various reports and other documents with the SEC. An objective of this Code is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.

         The federal securities laws, rules and regulations require the Company to maintain "disclosure controls and procedures," which are controls and other procedures that are designed to ensure that financial information and non-financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws, rules and regulations and (ii) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, in a manner allowing timely decisions by them regarding required disclosure in the reports.

         Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports. You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.

         SEC regulations impose upon our Chief Executive Officer and Chief Financial Officer various obligations in connection with annual and quarterly reports that we file with the SEC, including responsibility for:

         o Establishing and maintaining disclosure controls and procedures and internal control over financial reporting that, among other things, ensure that material information relating to the Company is made known to them on a timely basis;

         o Designing the Company's internal control over financial reporting to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles;

         o Evaluating the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting;

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         o     Disclosing (i) specified deficiencies and weaknesses in the design or operation of the Company's internal control over financial reporting, (ii) fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and (iii) specified changes relating to the Company's internal control over financial reporting; and

         o Providing certifications in the Company's annual and quarterly reports regarding the above items and other specified matters.

         This Code requires our Chief Executive Officer and Chief Financial Officer to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations.

         7.       Record-Keeping.

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Also, business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or our Chief Executive Officer.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's internal control over financial reporting and disclosure controls and procedures. All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or "off the books" funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

         Records should be retained in accordance with the Company's record retention policies, and records should be destroyed only if expressly permitted by our record retention policies and applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at the Company, please contact our Chief Financial Officer immediately.

         8.       Corporate Opportunities.

         Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of the Company's property or confidential information or as a result of their position with the Company, except upon the prior written consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal benefit; no director, officer or employee may use Company contacts to advance his or her private business or personal interests at the expense of the Company or its customers, suppliers or affiliates; and no director, officer or employee may Directly or indirectly Compete with the Company as defined in Section 2. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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         9.       Competition and Fair Dealing.

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No director, officer or employee should take unfair advantage of anyone through abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

         To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable laws, rules and regulations.

         10.      Protection and Proper Use of Company Assets.

         Directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for material non-Company business, though incidental personal use of items such as telephones and computers is permitted.

         The obligation of directors, officers and employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

         11.      Discrimination and Harassment.

         We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

         12.      Health and Safety.

         The Company strives to provide each director, officer and employee with a safe and healthful work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all other persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

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         Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

         13. Waivers and Amendments of the Code of Business Conduct and Ethics.

         A waiver of any provision of this Code may be granted to any director, officer or employee only by the Company's Board of Directors, and any such waiver promptly will be publicly disclosed to the extent required by law.

         This Code can be amended only by the Board of Directors, and any such amendment promptly will be publicly disclosed as required by law.

         14.      Enforcement of the Code of Business Conduct and Ethics.

         A violation of this Code by any director, officer or employee will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed by the Company may be influenced by whether the person who violated this Code voluntarily disclosed the violation to the Company and cooperated with the Company in any subsequent investigation. In some cases, a violation of this Code may constitute a criminal offense that is subject to prosecution by federal or state authorities.

         15. Compliance Procedures; Reporting Misconduct or Other Ethical Violations.

         Directors, officers and employees should promptly report any unethical, dishonest or illegal behavior, or any other violation of this Code or of other Company policies and procedures, to Mr. McDonald, our Chief Financial Officer. Mr. McDonald's telephone number is (713) 935-0122, and his address is c/o Natural Gas Systems, Inc., 820 Gessner, Suite 1340, Houston, Texas 77024. If you ever have any doubt about whether your conduct or that of another person violates this Code or compromises the Company's reputation, please discuss the issue with your supervisor or with our Chief Financial Officer.

         The Company's policy is not to allow retaliation for a report of unethical, dishonest or illegal behavior, or of any other violation of this Code or of other Company policies and procedures, if the report about another person's conduct is made in good faith by a director, officer or employee. Directors, officers and employees are expected to cooperate in internal investigations regarding possible unethical, dishonest or illegal behavior or any other possible violation of this Code or of other Company policies and procedures.

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                        ACKNOWLEDGMENT AND CERTIFICATION


         The undersigned hereby acknowledges and certifies that the undersigned:

            (a) has read and understands the Natural Gas Systems, Inc. Code of Business Conduct and Ethics (the "Code of Ethics");

            (b) understands that the Chief Financial Officer is available to answer any questions the undersigned has regarding the Code of Ethics; and

            (c) will continue to comply with the Code of Ethics for as long as the undersigned is subject thereto.





          Signature:
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          Date:
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